                                 Exhibit (h)(50)

     Services Agreement dated as of January 16, 2002 between SEI Investments
       Distribution Company, Banc One Investment Advisors Corporation and
                            One Group Mutual Funds.

                                SERVICE AGREEMENT

         AGREEMENT made as of January 16, 2002 by and between SEI Investments Distribution Co. ("SEI"), Banc One Investment Advisors Corporation ("Banc One") and One Group Mutual Funds (the "Trust") (Banc One and the Trust, collectively the "Company").

         WHEREAS, the Trust desires to enter into a Service Agreement pursuant to which the Trust will retain SEI to perform certain administrative and shareholder servicing for its customers, when a single master shareholder account is maintained with the Trust's transfer agent ("Transfer Agent"); and

         WHEREAS, SEI desires to provide certain administrative, shareholder communication, and other services to its clients who become shareholders of the Trust;

         NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.       Services Provided by SEI

         When and to the extent requested by the Trust, SEI agrees to perform administrative and shareholder servicing for its customers ("Customers"), and with respect to holding of shares maintained by or on behalf of Customers, when with respect to the Trust the SEI or its affiliate maintains with the Transfer Agent a master shareholder account. To the extent requested, SEI will provide one or more of the following services:

         A. Maintain separate records for each Customer reflecting shares purchased, redeemed and exchanged on behalf of such Customer and outstanding balances of shares owned by or for the benefit of such Customer.

         B. Prepare and transmit periodic account statements indicating the number of shares of the Trust owned by or for the benefit of Customers and purchases, redemptions and exchanges made on behalf of Customers.

         C. Aggregate all purchase, redemption and exchange orders made by or on behalf of Customers and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

         D. Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of shares by or on behalf of Customers as is reasonably requested.

2.       Services Provided by Company

         a. The Company shall provide the services and information to SEI as specified in the attached Exhibit B.

3.       Appointment as Agent For Limited Purpose

         SEI shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase redemption and exchange orders from Customers and transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither the Trust nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

4.       Representations of SEI

         SEI agrees, represents and warrants that:

         A. It will forward Instructions within such time periods and to such parties as are specified by the TreasuryPoint Trading cut-off times, the Trust's prospectuses and applicable law and regulation.

         B. At all times during the term of this contract, SEI will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage may be provided by SEI to One Group Mutual Funds upon request.

5.       Representations and Warranties of the Trust and Banc One

         The Trust and Banc One hereby represent, warrant and covenant to SEI:

         A. That the are registered under the Investment Company Act of 1940, as amended; and the Investment Advisors Act of 1940, as amended, respectively, are in good standing, and will during the term of this Agreement remain in good standing, with the Commission;

         B. That each is duly organized, validly existing, and in good standing under the laws of the state of its organization;

         C. That entering into and performing its obligations under this Agreement does not and will not violate (i) its declaration of trust or code of regulations; or (ii) any agreements to which it is a party;

         D. It will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of SEI, which requirement shall survive the term of this Agreement except as may be required by applicable law and/or regulation; and

6        Records and Reporting

         SEI will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. SEI agrees that it will permit the Trust, the Transfer Agent, or their representatives to have; reasonable access to it personnel in order to facilitate the monitoring of the quality of the services provided by SEI and access to SEI's records when necessary for the Trust, the Transfer Agent, or their representatives to comply with applicable law or regulation. SEI shall not be required to provide the names and addresses of Customers to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

7.       Ability to Provide Services

SEI agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

8.       Compensation

         A In consideration of performance of the services by SEI hereunder, the Company will compensate SEI as set forth in Exhibit A.

         B. SEI agrees to provide the Company a quarterly list of all the Company fund shares purchased through TreasuryPoint trading system ("Trading System"). The list will only identify total shares held by zip code and will not include any SEI client specific information.

9.       Indemnification

         SEI shall indemnify and hold harmless the Trust from and against any and all direct damages that the Trust may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the gross negligence of SEI or the performance or non-performance of SEI of its responsibilities under this Agreement, excluding, however, any such claims, suits, losses, damages or costs caused by, contributed to or arising from any non-compliance by the Company with its respective obligations under this Agreement. The Trust, shall indemnify, hold harmless and defend SEI from and against any and all direct damages that SEI may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the gross negligence of Company or the performance or non-performance of Company of its respective responsibilities under this Agreement, excluding, however, any such claims, suits, losses, damages or costs caused by, contributed to or arising from any non-compliance by SEI regarding its obligations under this Agreement.

10.      Liability

         In no event will either party be liable to the other party for consequential, punitive or exemplary damages relating to this Agreement and each party hereby releases and waives any claims against the other party for such damages.

11       Termination

         This Agreement may be terminated at any time by either parry hereto upon thirty (30) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

12.      Authorization

         The execution and delivery of this Agreement has been authorized by the Trustees and Directors of the Trust and Banc One, respectively, and this Agreement has been signed and delivered by an authorized officer of the Trust and Banc One, acting as such, and neither such authorization by the Trustees and Directors nor such execution and delivery by such officer may be deemed to have been made by any of them individually or to impose any liability on any of them personally.

13.      Miscellaneous

         This Agreement represents the entire Agreement between the parties with regard to the matters described herein and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the Commonwealth of Pennsylvania. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

In the course of this Agreement, the parties may acquire access to customer information or consumer information generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained in processing and/or servicing transactions shall be considered confidential ("Confidential Information"). Neither party shall disclose such Confidential Information to any other person or entity, except as by law or regulation or use such Confidential Information other than as necessary in the ordinary course of business to carry out this Agreement.

         The names `One Group Mutual Funds' and `Trustees of the One Group Mutual Funds' refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

         ONE GROUP MUTUAL FUNDS

         By:      /s/ Robert L. Young
            -----------------------------------------

         Title:   VP and Treasurer
               --------------------------------------


         BANC ONE INVESTMENT ADVISORS CORPORATION

         By:      /s/ Mark A. Beeson
            -----------------------------------------

         Title:   Senior Managing Director
               --------------------------------------

         SEI INVESTMENTS DISTRIBUTION CO.

         By:      /s/ John F. May
            -----------------------------------------

         Title:   SVP
               --------------------------------------

                                    EXHIBIT A

                         Calculation and Payment of Fees

1. For the services provided by SEI hereunder, the Company will compensate the SEI a fee set forth below, with respect to each Fund, calculated daily and paid monthly in arrears, at an annual rate based on the average daily net asset value of the total number of Fund Shares held in accounts of the Transfer Agent.

2. Such compensation will be calculated by (i) determining the Net Daily Amount on Deposit (defined below) in such fund for each day during such month,
(ii) determining the average amount of the Net Daily Amounts on Deposit in such fund during such month, (iii) multiplying such average amount by the number of days in such month, (iv) multiplying the resulting amount by 0.05% (5 basis points), (v) multiplying the resulting amount by a fraction, the numerator of which is the number of days in such month and the denominator of which is 365(366).

3. Within 15 days following each month end, Company shall pay to SEI such fee. Such payment shall be by wire transfer or other forms acceptable to SEI and shall be separate from payments related to redemption proceeds and distributions.

4. The "Net Daily Amount on Deposit" in a given Fund will equal the aggregate dollar amount of Fund Shares in the Customer Accounts at the beginning of such day increased by the dollar amount of Fund Shares purchased for or transferred to such accounts on such day, less the dollar amount of Fund Shares transferred or redeemed from such account on such day.

Exhibit B

Pursuant to the Agreement by and among the parties hereto, the Company shall provide the following information and agrees to the use of this information on the Treasurypoint.com website as specified.

1. On a daily basis the following information will be electronically delivered by the Company to SEI by 7:00 pm (EST). The fund company will provide the data in the pre-agreed format set forth by the SEI in Rate Feed Plan to be mutually agreed upon by the parties in writing. Previous day's rates that are not delivered by AMRIS will not be shown on the TreasuryPoint.com and will be marked "N/A.

        (a)      Cusip
        (b)      Date
        (c)      1 day yield (Simple)
        (d)      7 day yield (Simple)
        (e)      30 day yield (Simple)
        (f)      7 day yield (Effective) (CMP)
        (g)      Average weighted maturity
        (h)      Net Asset Value (NAV)
        (i)      Size of the fund (Total Net Assets of the Fund)
        (j)      Shares outstanding
        (k)      Daily Income Factor

2.  In Addition the following information is required on a periodic basis.
a) Prospectus in .PDF format for dissemination on TreasuryPoint.com Semi-Annual. Upon the event that there is a change to the prospectus, those changes will be promptly forwarded to the Client in .PDF format.
b)   Portfolio holdings - Monthly
         Allocation between asset types (e.g. CP, Repo, Agencies, Corps, Treasuries, etc.)
         Portfolio quality (distribution and average)
         Maturity (distribution among ranges, e.g. 1 day, 2-10, 11-30, etc.)
c)   Fund description - Semi-annually or when changes occur
d)   Fees - Immediately upon any change.
e) Company Info Clip - Updates will be made semi-annually or on an as needed basis

         (i)   Assets Under Management
         (ii)  Incorporation Date
         (iii) Publicly Traded Date
         (iv)  Exchange Symbol
         (v)   General Description of the company
         (vi)  Corporate logo bitmap/icon for use on TreasuryPoint.com